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                                                                 Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
Geneva Acquisition Corporation


We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 of the Registration Statement on Form S-1 of our report dated June 23, 2006, except for the fifth and sixth paragraphs of Note 2, as to which the date is July 27, 2006, on the financial statements of Geneva Acquisition Corporation as of June 16, 2006 and for the period from June 2, 2006 (inception) to June 16, 2006 which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 29, 2006